10.24	Pechiney Supplemental Pension Plan, dated 8 August 2003, as amended and restated.
Cancels and supersedes the bylaw of 8/08/2003
PECHINEY GROUP
SUPPLEMENTAL PENSION PLAN
BYLAW
Section 1 — Principles
This bylaw set outs the conditions for the application, effective June 1, 2004, of the Pechiney Group pension plan for beneficiaries who meet all the conditions set forth in Sections 3, 4 and 8 at the time of their retirement.
Section 2 — Participating companies
“Pechiney Group”, hereafter called “the Group”, means the company “Pechiney” and its direct or indirect French subsidiaries that have subscribed to this bylaw.
“Participating companies” to the plan, at its effective date, are included in the list appended to this bylaw.
Subsequently, companies requesting to participate in the present plan and which are approved by the executives of Pechiney shall become “participating companies”.
If a participating company ceases to belong to the Group, the present benefits of retired participants and the future benefits of non-retired participants shall be governed by the provisions of Section 9.
Section 3 — Participants
The Participants are executives who had served as members of the Executive Committee until December 16, 2003.
Section 4 — Condition of eligibility
1/ Eligibility for the benefits of the plan set up by this bylaw shall be established only at the time of retirement of each Participant.
To be eligible, a participant must meet each of the following conditions precedent:
–	end his/her professional career within one of the participating companies;

–	be at least sixty years of age and be able to claim full commutation of the French social security old age pension and the AGIRC/T2 and ARRCO pensions;

–	have served at least two years on the Executive Committee;

–	have his/her French social security old age pension and all supplemental pension entitlements commuted;

–	not be eligible for any other of the Group’s pension plans, such as the IPC, ACR, MSA or SAD.
The earliest age of eligibility for the plan is the Participant’s 60th birthday, provided the Participant can establish that he or she is entitled to claim full commutation of the French social security, AGIRC/T2 and ARRCO retirement pensions.
However, depending on its organizational needs, Pechiney may, for a limited period, allow total or partial benefits under this plan as of age 60 for Participants who commute their pension benefits but are unable to justify the number of quarters necessary for application of the full rate.
In case of departure after the 65th birthday, entitlement shall be considered effective on the first day of the calendar month immediately following the effective date of departure from the Group.
Section 5 — Reference pay
The reference pay used for calculating pension entitlements shall be the aggregate of the gross annual base salaries paid to the Participant by all participating companies of the Group or by other companies for which he or she acts on behalf of the Group, before any tax or social deductions, plus any bonus that may have been paid for the relevant years.
The reference pay shall be calculated on the average of the gross annual full-time pay so determined for the final years prior to the commutation of the retirement benefits, up to a maximum of five years. In cases of incomplete or part-time reference years, the reference pay shall first be established on an annual basis at the full rate.
Each nominal, fixed or variable annual or annualized pay used for the calculation of these averages shall first be adjusted proportionately to the average change in the value of the AGIRC pension point for each relevant year, in relation to the value of this point at the time of the Participant’s eligibility.
Section 6 — Pension amount
The pension amount shall be equal to 65% of the reference pay, provided such reference pay is less than ten times the contribution ceiling of the French general social security old age pension plan.
For any reference pay exceeding this ceiling, the pension amount shall decrease linearly according to the following formula:

Pension amount (%) = 65 – 1.5	Reference pay Social security ceiling	–10
up to a minimum of 50% from a total pay equal to twenty times the contribution limit of the above-mentioned general plan.
In any event, the supplement that would possibly be due may not exceed 35% of the said reference pay as long as the aggregate of the pension benefits remains greater than 50% of the same reference pay.

In case of significant changes in the method of setting the ceiling for the French social security old age pension, the necessary adjustments shall be made to maintain the relative level of the pension amount, as determined on the effective date of this plan.
Section 7 — Deductible pensions
The purpose of this plan is to provide a supplemental pension to executives who meet the conditions set forth in Sections 3 and 4, up to the limits stipulated in Section 6, and taking into account all other pension entitlements vested both in the service of the Group and from any prior professional activity.
To this end, the Participant shall provide, failure to do so will result in forfeiture of the rights, all documents justifying all his/her other pension, retirement and annuity entitlements vested on the effective date of this plan, for his/her entire professional career.
The amounts taken into account shall include all pension entitlements vested prior to the Participant’s entry into the Group.
Section 8 — Specific provisions in case of departure of the Participant at the company’s initiative before the Participant commutes his/her basic pension entitlements (Social Security, AGIRC/T2 and ARRCO)
1) In case of departure at the company’s initiative (except in case of dismissal for serious offence or gross negligence), the pension benefits shall also be maintained for participants who may not be able to claim full commutation of their basic pension entitlements (social security, AGIRC/T2, ARRCO), under the following conditions:
A/ Departure at or after age 60:
No early retirement factor shall be applied.
B/ Departure between age 55 and age 60:
The following factors shall be applied to the pension amount determined in Section 6:
93% between the 59th and the 60th birthday
86% between the 58th and the 59th birthday
79% between the 57th and the 58th birthday
71% between the 56th and the 57th birthday
64% between the 55th and the 56th birthday
2) In the event of dismissal occurring no later than December 15, 2004, the scale applicable to the pension amount determined in Section 6 shall be as follows:
A/ Departure at or after age 60:
No early retirement factor shall be applied.
B/ Departure between age 55 and age 60:
The following factors shall be applied to the pension amount determined in Section 6:
100% between the 57th and the 60th birthday
93% between the 56th and the 57th birthday
86% between the 55th and the 56th birthday
The reference pay shall be calculated over five years as if the Participant had continued his/her career for three more years in the Group, using:
–	the base pay of the penultimate year of service and four times the base pay for the final year;

–	a bonus calculated on the basis of bonuses actually paid in respect of the last two years of service and 70% of the maximum bonus calculated on the basis of the base pay for the final year of service in respect of the other three years.
3) The amount of the pensions, annuities and retirement benefits contemplated in Section 7 and taken into account in calculating the deferred benefits payable by the Group shall be established on the date of commutation of the entitlements vested in respect of the Participant’s professional activity.
Section 9 — Transfer of a participating company by the Group
Unless provided otherwise in the deed of transfer, when a participating company ceases to be part of the Group, the pension obligations undertaken by the Group shall be transferred to the transferred participating company.
However, the Group may stipulate that it may retain some of the obligations, limited strictly to the prorated number of full calendar years of service for participants in the Group in relation to the number which they would have had at the age of eligibility for the plan if the participating company had continued to be part of the Group. In such case, the following terms shall apply:
- Plan beneficiaries who are still in service on the date of transfer may only claim from the Group the said prorated entitlements vested until the date of transfer, provided they end their careers within the transferred company. The reference pay shall be calculated according to the provisions of Section 5, based on the years of service immediately prior to the transfer, and the adjustments set forth in the last paragraph of the afore-mentioned Section shall be applied over the period running from the date of transfer to the date of eligibility.
- The amounts of pensions, annuities and retirement benefits described in Section 7 and taken into account in calculating the deferred benefits payable by the Group shall be established on the date of commutation of the pension benefits vested from the Participant’s professional activity until the date on which the transferred company ceased to be part of the Group.
- The supplemental pensions and reversionary annuities that are accruing on the date of the transfer shall continue to accrue, subject to the conditions set forth in this bylaw.
If, following a reorganization that affects the structure of the Pechiney Group, the beneficiary continues his/her career in a company which is no longer under the control of Pechiney (as defined in Section 3 of Council Regulation (EEC) No. 4064-89 on the control of concentrations between corporations), Pechiney shall still remain joint and several guarantor of the obligations undertaken on its behalf under this bylaw.
Section 10 — Reversionary pension benefits
Reversionary pension benefits shall be paid to the spouse or to the dependent children of a deceased retiree, up to the maximum of the supplement necessary to bring all their reversionary pension benefits to the level stipulated in Section 11.
Reversionary pension benefits shall be paid to the surviving spouse under the following cumulative conditions:
–	the marriage took place at least two years before the effective date of the pension plan;

–	the surviving spouse can claim the reversionary annuity of the AGIRC pension plan.

In the event of remarriage, the reversionary allowance shall be cancelled.
In the event of divorce, the reversionary pension benefits shall be paid under the following conditions:
a)	When the Participant, upon his/her death, leaves behind a divorced ex-spouse who has not remarried, the pension shall revert to the ex-spouse, prorated according to the duration of the dissolved marriage in relation to the insurance period covered by the social security old age pension plan, except when the duration of such marriage was less than two years. The reversionary pension may not, in any event, be greater than the rate stipulated in Section 11§A.

b)	When the Participant, upon his/her death, leaves behind a spouse and one or more divorced and non-remarried ex-spouses, the entitlements of these ex-spouses, calculated according to the duration of their marriage in relation to the total duration of the Participant’s marriages, shall be granted after deducting those of the spouse.
In both of the above-mentioned cases, the amount of the deductible benefits described in Section 7 for each beneficiary shall be equal to the portion of the reversionary benefits due to them from external retirement plans (French social security, ARRCO, AGIRC, etc.).
If there is no surviving spouse, a reversionary pension shall be granted to each dependent child under the age of 18 or under the age of 26 if the child is a regular student, or without age limit if the child is disabled, but subject to deduction of the allowance for adults with a disability.
Section 11 — Reversion rate for the pension benefits
A) Surviving spouse
Subject to the provisions of Section 9 in the event of remarriage, the reversionary pension benefits shall be equal to 60% of the benefits vested by the Participant on the same date.
B) Full orphans
The amount of the reversionary pension benefit for each full orphan (where both parents are deceased) shall be equal to 20% of the pension benefits vested by the Participant on the date of his/her death, but without exceeding 60% of the total benefits.
Section 12 — Death while in service
In cases where the employee dies while in service, no right of reversion shall be granted under this bylaw.
However, for the Participants covered by the provisions of Section 8-1) A) and B) and 8-2) A) and B) of this bylaw, reversionary benefits shall be granted once the AGIRC reversionary pension has been paid. They shall be equal to 60% of the benefits vested by the Participant, for the surviving spouse, and 20% for each full orphan, without exceeding 60% in total.
Section 13 — Payment of benefits
The benefits that would be due under the plan shall be paid in the form of annuities on a quarterly basis and in arrears, commencing on the date of eligibility.
The first payment, which shall be prorated on the basis of the actual period elapsed, shall be made on the last day of the calendar quarter that includes the date of eligibility.

If entitlements end during a quarter, a prorated payment shall be made on the last day of that calendar quarter.
Section 14 — Adjustment of benefits
The amount of the supplemental benefits due under the plan shall be determined on the effective date of retirement. This amount shall then be adjusted on the basis of the change in the AGIRC pension points for the entire period of service.
Section 15 — Other Provisions
Pechiney may revise the provisions of this bylaw in the event that laws and/or regulations, notably those governing pension plans, are amended significantly when compared with those in effect on June 1, 2004.